Exhibit 32.1

Written Statement of the President and Chief Executive Officer
of The Middleton Doll Company
Pursuant to 18 U.S.C. § 1350

        Solely for the purposes of complying with 18 U.S.C. § 1350, I, the undersigned President and Chief Executive Officer of The Middleton Doll Company (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-QSB of the Company for the quarter ended March 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:    May 11, 2007

/s/ Salvatore L. Bando
Salvatore L. Bando
President and Chief Executive Officer